Exhibit 10.40

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) is entered into, this 25th day of February, 2005, by and between ICT Group, Inc. (hereinafter known as “ICT”); John Brennan, Vincent Paccapaniccia, Anne Beeson, Vincent Dadamo, Timothy Kowalski, John Campbell, Jack Magee, Dean Kilpatrick, Carl Smith and Charles Feitner (the “Individual Insureds” and together with ICT the “Insureds”), and Federal Insurance Company (referred to herein as “Federal”). (Federal and the Insureds are sometimes referred to collectively as the “Parties” or “Party.”)

RECITALS

A. Federal issued Executive Protection Policy No. 8145-73-61 to ICT, effective June 20, 2000 to June 20, 2001, with limits of $5 million, which policy is hereinafter referred to as the “Primary Policy.”

B. National Union Fire Insurance Company of Pittsburgh, PA (referred to herein as “National Union”) issued an excess policy to ICT, Policy No. 468-71-87, effective June 20, 2000 to June 20, 2001, which provides coverage in excess of the limits of the Primary Policy in the amount of $5 million, which policy is hereinafter referred to as the “First Level Excess Policy.”

C. Federal issued an excess policy to ICT, Policy No. 8179-69-21, effective June 20, 2000 to June 20, 2001, which provides coverage in excess of the limits of the Primary Policy and the First Level Excess Policy in the amount of $5 million, which policy is hereinafter referred to as the “Second Level Excess Policy.”

D. Pursuant to the terms and provisions of the Primary Policy and the Second Level Excess Policy, ICT notified Federal of claims made against ICT and the Individual Insureds asserted in a class action lawsuit filed by William Shingleton, as the representative plaintiff, in the Circuit Court of Berkeley County, West Virginia, at Docket No. 98-C-517, and captioned William Shingleton, et al. v. ICT Group, Inc., et al. (referred to herein as the “Shingleton Litigation”).

E. It is Federal’s position that it has raised certain coverage issues and defenses and has reserved all rights under the Primary Policy and the Second Level Excess Policy with respect to claims asserted in the Shingleton Litigation.

F. After the Shingleton Litigation was filed, ICT and the Individual Insureds filed an action against Federal, National Union and Johnson, Kendall & Johnson, Inc. (“JKJ”) in the Circuit Court of Berkeley County, West Virginia, at Docket No. 03-C-387, and captioned ICT Group, Inc. et al. v. Federal Insurance Company, et al. (referred to herein as the “Coverage Litigation”).

G. In the Coverage Litigation, the Insureds have asserted, inter alia, claims for declaratory judgment against Federal and National Union, a claim for anticipatory breach of contract against Federal, and claims for professional negligence and breach of fiduciary duty against JKJ. In that same litigation, Federal has asserted a counterclaim against the Insureds and a claim against National Union in a third party complaint.

H. In the Shingleton Litigation, ICT and the Individual Insureds, through their respective counsel, have denied the plaintiffs’ allegations and have vigorously defended the Shingleton Litigation.

I. ICT and the Individual Insureds, following consultation with Federal, and upon obtaining Federal’s consent to make the payments described and set forth in this Agreement, have reached a settlement of the Shingleton Litigation with the plaintiffs in that litigation, contingent upon final court approval of said settlement, the terms of which have been set forth in a Proposed Settlement Agreement, with exhibits (the “Shingleton Agreement”), a copy of which is attached as Exhibit A to this Agreement.

J. Under and pursuant to the terms of the Shingleton Agreement, ICT shall pay on behalf of all defendants in the Shingleton Litigation $14,750,000.00 (Fourteen Million Seven Hundred Fifty Thousand Dollars) into an escrow account.

K. The Parties desire to compromise, settle and resolve all disputes, claims, counterclaims, actions, suits, demands, causes of action, debts, liabilities, agreements, contracts or promises between them in connection with the Shingleton Litigation, and/or asserted with respect to the Coverage Litigation and/or or asserted with respect to the Primary Policy and the Second Level Excess Policy relating in any way to the Shingleton Litigation or the Coverage Litigation, while the Parties reserve and do not waive or limit in any way all of their rights against all persons who are not Parties to this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

I.	Payments and Dismissals

A. Within five (5) business days after the later of: (i) receipt by Federal of a fully executed original of this Agreement, or (ii) entry of a signed court order preliminarily approving settlement of the Shingleton Litigation, Federal shall pay the sum of $2,670,000.00 (Two Million Six Hundred Seventy Thousand Dollars) on behalf of the Individual Insureds in settlement of the Shingleton Litigation by check made payable to “ICT Group, Inc.”

B. Within ten (10) days of receipt by the Parties of fully executed originals of this Agreement and receipt of fully executed originals of the Shingleton Agreement: (a) the Insureds and Federal shall file appropriate papers with the court in the Coverage Litigation seeking a stay of all claims and counterclaims asserted by the Insureds and Federal against each other in that litigation; (b) the Insureds shall file appropriate papers with the court in the Coverage Litigation seeking a bifurcation of the Coverage Litigation whereby all claims involving Federal are stayed and claims between the Insureds and involving National Union and/or JKJ may proceed; and (c) Federal shall file appropriate papers seeking a stay of its Motion for Entry of Final Judgment on Certain Issues Determined by Trial Court or, in the Alternative, Certification of Questions to Supreme Court of Appeals.

C. Upon the Parties’ receipt of the fully executed Agreement, payment by Federal of the foregoing $2,670,000.00 to ICT, the entry of a final judgment dismissing the Shingleton Litigation, and either the period for filing any appeal(s) from the final judgment has expired or any such appeal(s) are finally concluded: (a) the Insureds shall file a request with the court in the Coverage Litigation seeking dismissal with prejudice of their claims asserted against Federal in that litigation; and (b) Federal shall file a request with the court in the Coverage Litigation seeking dismissal with prejudice of its counterclaim asserted against the Insureds in the Coverage Litigation and dismissal without prejudice of its claim(s) asserted against National Union in that litigation. The Insureds shall cooperate with Federal in Federal’s attempt to be dismissed as a party in the Coverage Litigation, provided, however, that the Insureds shall have no obligation to take any action with respect to dismissal of Federal as a party that shall in any way adversely affect any claims they have, or may have, against National Union and/or JKJ in the Coverage Litigation, or otherwise. Federal and the Insureds agree that each will bear their own costs and attorneys fees incurred in connection with the Coverage Litigation.

D. In the event that the proposed settlement of the Shingleton Litigation does not receive final court approval and final judgment dismissing the Shingleton Litigation by reason of settlement which is no longer subject to appeal or other reviews is not entered, this Agreement shall be null and void, and the foregoing $2,670,000.00 paid by Federal pursuant to this Agreement, including any prorated and remaining interest accumulated thereon, shall be returned to Federal within ten (10) days.

E. With respect to “Defense Costs,” as that term is defined in the Primary Policy and the Second Level Excess Policy, the Parties have previously reached an agreement as to the percentage of Defense Costs incurred in the underlying Shingleton Litigation that will be considered Defense Costs under the Primary Policy and the Second Level Excess Policy (the “Defense Cost Agreement.”) Federal, ICT and the Individual Insureds agree that Federal has paid the Defense Costs incurred through December 31, 2004 that Federal is obligated to pay under the Defense Cost Agreement and the terms and conditions of the Primary Policy and the Second Level Excess Policy. Federal shall pay Defense Costs under the Defense Cost

Agreement that are reasonably and necessarily incurred by the Individual Insureds in the Shingleton Litigation after December 31, 2004, up to the limits remaining under the Primary Policy and/or the Second Level Excess Policy.

II.	No Admission of Liability

This Agreement is entered into for the sole purpose of resolving certain contested claims and disputes concerning the Coverage Litigation and coverage for the Shingleton Litigation, and avoiding the substantial costs, expenses and uncertainties associated with such claims and disputes, the trial of the Coverage Litigation and other potential litigation. Neither the execution or performance of any of the terms of this Agreement, nor the settlement of the Coverage Litigation and/or the Shingleton Litigation, shall be deemed by any Party to this Agreement to constitute an admission or indication that any of the claims asserted against any other Party to this Agreement in the Coverage Litigation, or otherwise, have any merit.

III.	Release of Federal

A. Upon payment of the moneys provided for herein, and compliance with the terms and conditions of this Agreement, including, without limitation, completion of the events contemplated in Paragraph I of this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and subject to and limited by Paragraph III (B) of this Agreement, ICT and each of the Individual Insureds, do hereby forever release, discharge and acquit Federal and any of its past, present, or future parent companies, divisions, subsidiaries, affiliates, predecessors, successors, owners, assigns, and any of their past, present, or future directors, officers, employees, agents, principals, trustees, insurers and reinsurers, and the heirs, executors and representatives of any of them, and their lawyers and all persons acting by, through, under or in concert with them or any of them, from any and all manner of action or actions, cause or causes of action, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, attorneys’ fees, costs, or expenses, of any nature whatsoever, whether class, derivative or individual in nature, in law or in equity, for indemnity or otherwise, known or unknown, suspected or unsuspected, fixed or contingent (collectively “Claims”), which the Insureds ever had, now have, or may have in the future against Federal for coverage under the Primary Policy and/or the Second Level Excess Policy for any liability that the Insureds have incurred or might incur in connection with, or arising from, the Shingleton Litigation, including, without limitation, all Claims that the Insureds asserted, or could have asserted against Federal in the Coverage Litigation, and specifically including the following types of Claims: (a) claims for “bad faith” or unfair claims handling practices; (b) common law claims for “bad faith” insurance practices or breach of the implied covenant of good faith and fair dealing; (c) all rights and claims pursuant to any applicable statute and/or case law for any alleged failure to effectuate prompt, fair and equitable settlements of claims; (d) claims relating in any way to Federal’s participation in the settlement of the Shingleton Litigation; (e) any claims relating to or arising out of Federal’s payment of Defense Costs and/or any moneys under and pursuant to this Agreement; and (f) claims arising out of Federal’s reservation of rights under the Primary Policy and/or the Second Level Excess Policy and/or

Federal’s position that it was neither obligated to pay for all or any portion of ICT’s and/or the Individual Insureds’ defense of the Shingleton Litigation nor required to indemnify ICT and/or the Individual Insureds against any liability they may incur in the Shingleton Litigation.

B. Notwithstanding anything set forth in Paragraph III (A) of this Agreement, the release provided for in that Paragraph III (A) does not release, and shall not be construed in any proceeding to release, any Claim the Insureds, or any of them now have, or may have in the future: (a) not based upon, arising from, or related to, the Shingleton Litigation, the settlement of the Shingleton Litigation and/or the Coverage Litigation or Federal’s handling of the settlement of the Shingleton Litigation for the benefit of ICT and/or the Insureds; or (b) against any persons other than Federal against whom the Insureds may have rights in connection with the Shingleton litigation, including, without, limitation, all Claims of the Insureds that have been asserted, or may be asserted in the future, against National Union and/or JKJ in the Coverage Litigation, or otherwise; or (c) for breach of this Agreement. Neither National Union nor JKJ, nor any of their respective past, present, or future parent companies, divisions, subsidiaries, affiliates, predecessors, successors, owners, assigns, and any of their present, former or future directors, officers, employees, agents, principals, trustees, insurers and reinsurers, or the representatives of any of them, and their lawyers and all persons acting by, through, under or in concert with them are intended to be, or shall be construed to be, persons released under Paragraph III (A) of this Agreement.

IV.	Release of ICT and the Individual Insureds

A. Upon payment of the moneys provided for herein, and compliance with the terms and conditions of this Agreement, including, without limitation, completion of the events contemplated in Paragraph I of this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and subject to and limited by the limitation set forth in Paragraph IV (B) of this Agreement, Federal does hereby forever release, discharge and acquit ICT, the Individual Insureds and, as appropriate, its/his/her past, present or future parent companies, divisions, subsidiaries, affiliates, predecessors, successors, owners, assigns, directors, officers, employees, agents, principals, trustees, insurers and reinsurers, and the heirs, executors and representatives of any of them, and their lawyers and all persons acting by, through, under or in concert with them or any of them, from any and all manner of action or actions, cause or causes of action, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, attorneys’ fees, costs, or expenses, of any nature whatsoever, whether class, derivative or individual in nature, in law or in equity for indemnity or otherwise, known or unknown, suspected or unsuspected, fixed or contingent (collectively “Claims”) which Federal now has, or may have in the future against ICT and/or the Individual Insureds, or any of them, under the Primary Policy and/or Second Level Excess Policy, or otherwise, as a result of the claims that the Insureds have made for coverage for the Shingleton Litigation under the Primary Policy and/or Second Level Excess Policy, including without limitation, all Claims that Federal asserted, or could have asserted against the Insureds in the Coverage Litigation, and specifically including the following types of Claims: (a) claims for “reverse bad faith”; (b) common law claims for “reverse bad faith” insurance practices or breach of the implied covenant of good faith and fair dealing; (c) any claims relating to or arising out of Federal’s payment of Defense Costs and/or any moneys under and pursuant to this Agreement; and (d) any claims arising out of Federal’s position that it was neither obligated to pay for all or any portion of ICT’s and/or the Insureds’ defense of the Shingleton Litigation nor required to indemnify ICT and/or the Insureds against any liability they may incur in the Shingleton Litigation.

B. Notwithstanding anything set forth in Paragraph IV (A) of this Agreement, the release provided for in Paragraph IV (A) does not release, and shall not be construed to release any Claim Federal now has, or may have in the future: (a) involving the assertion or prosecution of any of its defenses or rights under the Primary Policy and/or the Second Level Excess Policy with respect to any claim that may hereafter be made by ICT or any Insured with respect to any claim or right not released in Paragraph III hereof; (b) claims against parties other than ICT and the Individual Insureds arising out of or related in any way to the Coverage Litigation or the Shingleton Litigation; or (c) claims related to breach of this Release Agreement.

V.	Non-Assignment of Claims

A. ICT represents and warrants that neither ICT nor any of its affiliates, predecessors, successors, or authorized agents or assigns, have assigned or transferred, or purported to assign or transfer, or will in the future assign or transfer, any of its rights in respect of any matter as to which ICT is granting a release in this Agreement, and agrees, on behalf of itself and the Individual Insureds, to indemnify and hold Federal harmless from and against any claim, demand, damage, debt, liability, cost or expense or cause of action, including attorneys’ fees paid or incurred, arising out of any breach of representations and warranties set forth in this paragraph and/or paragraph V (B) of this Agreement.

B. Each of the Individual Insureds represents and warrants that neither he/she, nor any authorized agents or assigns of such Individual Insured, have assigned or transferred, or purported to assign or transfer, or will in the future assign or transfer, any of his/her rights in respect of any matter as to which that Individual Insured is granting a release in this Agreement.

C. Federal represents and warrants that neither Federal, nor any of its affiliates, predecessors, successors, or authorized agents or assigns, have assigned or transferred, or purported to assign or transfer, or will in the future assign or transfer, any of its rights in respect of any matter as to which Federal is granting a release in this Agreement, and agrees to indemnify and hold ICT harmless from and against any claim, demand, damage, debt, liability, cost or expense or cause of action, including attorneys’ fees paid or incurred, arising out of any breach of such representation and warranty.

VI.	Indemnification of Federal

As further consideration for the payment of $2,670,000.00 and the Defense Costs described above, ICT agrees that it will indemnify and hold forever harmless Federal from any liabilities, claims, demands, damages, losses, costs or expenses asserted against Federal by: (i) National Union or JKJ in the Coverage Litigation or otherwise and that seeks indemnification and/or contribution from Federal in respect of any amounts that National Union or JKJ is obligated to pay to ICT or the Individual Insureds in connection with the Shingleton Litigation; or (ii) any person seeking to obtain any amount from Federal following, or in consequence of, any appeal or objection to the settlement of the Shingleton Litigation that results in that settlement being set aside; provided, however, that any such indemnity obligation shall not exceed the amount of $2,670,000.00 and provided, further, that any such indemnity obligation shall not apply in the event that this Agreement becomes null and void and all monies to be paid hereunder are returned to Federal pursuant to paragraph I (D) of this Agreement.

VII.	Confidentiality

A. Effective on the final execution of this Agreement, and subject only to the exceptions set forth in this Paragraph VII of this Agreement, the fact of this Agreement, the terms thereof, and the negotiations leading thereto are, and shall be treated by the Parties as, confidential.

B. The confidentiality provided for in this Paragraph VII shall not apply in the following situations:

1. Any disclosure as may be necessary and appropriate by any Party to: that Party’s spouse; attorney(s) or accountant(s); the Internal Revenue Service or applicable state taxing authorities, as required by law; that Party’s insurers and/or reinsurers; that Party’s financial institutions for the purpose of the Party obtaining financing;

2. Federal may make such disclosure as may be necessary and appropriate within its corporate structure and to its reinsurers;

3. ICT may make such disclosure as may be necessary and appropriate within its corporate structure;

4. Any Party may make disclosures when, and to the extent that, they are bound by a legal duty to disclose, including, but not limited to disclosures in order to meet fiduciary duties, disclosures to regulatory agencies of the government or disclosures to shareholders of a Party, provided, however, that such types of disclosures shall disclose only those facts necessary to comport with the requirements of law;

5. Any Party may make such disclosures as may be compelled pursuant to order of court of competent jurisdiction;

6. Any Party may make such disclosures as are necessary and appropriate to other parties in the course of discovery in the Coverage Litigation provided that such disclosures are made subject to a Confidentiality Agreement, or at trial in the Coverage Litigation provided such disclosures are made subject to an appropriate court order;

7. Federal may make such disclosures as are necessary in any legal or equitable proceeding brought by or on its behalf in subrogation as a result of any payments made by Federal in connection with the Shingleton Litigation, or against any other insurer that has issued insurance coverage of any kind to ICT and/or the Individual Insureds; and

8. Any Party may make such disclosures as may be required to enforce this Agreement.

C. In the event that any Party is served with a subpoena, discovery request or other similar legal instrument (“disclosure request”) that could lead to a court order compelling disclosure of this Agreement, or any of the terms and conditions thereof, that Party shall, within seven (7) days of the receipt of such disclosure request, notify the other Parties of that request, including providing them with a copy of the request, unless seven days notice would not permit sufficient time in which to allow the other Parties to assert any interest they may have in opposing the disclosure request, in which case the Party to whom the disclosure request is directed shall give notice to the other Parties as soon as possible, but, in any event, before actual disclosure of any information made confidential under this Agreement. Notwithstanding the foregoing, the requirement of this Paragraph VII (C) shall not apply to disclosures by the Insureds or Federal to other parties in the Coverage Litigation, which such disclosures are governed by Paragraph VII (B)(6) of this Agreement.

D. Any notice required to be given to Federal under this Paragraph VII shall be provided to:

National Manager, Directors and Officers Liability Claims

National Claims Department

Chubb & Son Inc.

P.O. Box 1615

15 Mountain View Road

Warren, New Jersey 07059-1615

Dennis St. J. Mulvihill, Esq.

Robb Leonard Mulvihill

2300 One Mellon Center

Pittsburgh, PA 15219

E. Any notice required to be given to the Insureds shall be provided to:

Jeffrey Moore

Vice President and General Counsel

ICT Group, Inc.

100 Brandywine Boulevard

Newton, PA 18940

Richard F. McMenamin, Esq.

Morgan, Lewis & Bockius, LLP

1701 Market Street

Philadelphia, PA 19103

VIII.	Amendment And Waiver

A. This Agreement may be modified or amended only in a writing that is duly executed by all Parties to this Agreement.

B. Any Party who desires to waive any provision of this Agreement, or any breach thereof by any other Party, must do so in a writing directed to the representatives of the Parties identified in Paragraph VII of this Agreement. Waiver of any one breach of this Agreement, or any particular provision thereof, shall not be deemed a waiver of any other breach of the Agreement or any other provision thereof.

IX.	Severability

In the event any of the provisions of this Agreement are deemed to be invalid and unenforceable, those provisions shall be severed from the remainder of this Agreement.

X.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

XI.	Rule of Construction

This Agreement has been drafted by counsel for the Parties, and reviewed by such counsel and by each Party, and any rule of construction whereby an agreement is to be construed against the drafter is inapplicable to the construction of this Agreement.

XII.	Entire Agreement

No promise, inducement, or agreement not herein expressed has been made to any Party, or the representative of any Party, in connection with the negotiation, drafting or execution of this Agreement. This Agreement consists of the entire agreement between the Parties. The terms of this Agreement are contractual in nature and not mere recitals.

XIII.	Change in Facts Known

If any fact now believed by any Party to be true is found hereafter to be other than, or different from, that which is now believed by such Party, that Party expressly assumes the risk of such difference in fact and this Agreement shall remain fully effective notwithstanding any such difference in fact.

XIV.	Attorneys’ Fees

If, and to the extent that, the Parties hereafter mutually agree to an arbitration proceeding to seek relief for any breach of this Agreement, to enforce the terms of this Agreement, or if any Party hereafter commences, joins in, or in any manner seeks relief against any other Party through any judicial or arbitration proceeding arising out of, based upon, or relating to any of the claims released hereunder, the prevailing party shall be entitled to recover, in addition to any other damages, all its reasonable attorneys’ fees and costs incurred in connection therewith.

XV.	Acknowledgment of Legal Advice

Each Party hereby acknowledges he, she or it is entering into this Agreement upon the legal advice of his, her or its attorney, that said attorney has explained the terms of this Agreement, and that each Party fully understands and voluntarily accepts the terms of this Agreement.

XVI.	Choice of Law

The signatories hereto understand, agree and acknowledge that this Agreement shall be construed under, and interpreted in accordance with, the law of the Commonwealth of Pennsylvania as it exists on the date that this Agreement is fully executed by the Parties.

XVII.	Use of Headings

All headings contained in this Agreement are used solely for the convenience of the Parties and are not to be interpreted as part of this Agreement.

XVIII.	Successors

This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the Parties and their respective successors, heirs, administrators, trustees, executors and assigns.

XIX.	Authority of Signatories

The undersigned individuals who are signing this Agreement on behalf of Federal or ICT declare, warrant and represent that they have the authority to enter into this Agreement on behalf of the party on whose behalf they are signing.

WE, THE UNDERSIGNED, HEREBY CERTIFY THAT WE HAVE READ THIS ENTIRE AGREEMENT AND HAVE HAD THE TERMS AND THE CONSEQUENCES EXPLAINED BY OUR RESPECTIVE ATTORNEYS. WE FULLY UNDERSTAND ALL THE TERMS AND CONSEQUENCES OF THIS AGREEMENT AND BASED UPON SUCH, EXECUTE IT.

FEDERAL INSURANCE COMPANY

		By:	Chubb & Son Inc., a division of Federal Insurance Company, Manager

Dated:	2/25/2005	By:

		Title:	Asst. Vice-President

ICT GROUP, INC.

Dated:	_____________________	By:

Title:

INDIVIDUAL INSUREDS

Dated:	_____________________	By:
JOHN BRENNAN

WE, THE UNDERSIGNED, HEREBY CERTIFY THAT WE HAVE READ THIS ENTIRE AGREEMENT AND HAVE HAD THE TERMS AND THE CONSEQUENCES EXPLAINED BY OUR RESPECTIVE ATTORNEYS. WE FULLY UNDERSTAND ALL THE TERMS AND CONSEQUENCES OF THIS AGREEMENT AND BASED UPON SUCH, EXECUTE IT.

FEDERAL INSURANCE COMPANY

		By:	Chubb & Son Inc., a division of Federal Insurance Company

Dated:	________________________	By:

Title:

ICT GROUP, INC.

Dated:	2/25/05	By:

		Title:	Senior VP, General Counsel

INDIVIDUAL INSUREDS

Dated:	2/25/05	By:
JOHN BRENNAN

Dated:	2/25/05	By:
VINCENT PACCAPANICCIA

Dated:	2/23/05	By:
ANNE BEESON

Dated:	2/25/05	By:
VINCENT DADAMO

Dated:	2/25/05	By:
TIMOTHY KOWALSKI

Dated:	2/25/05	By:
JOHN CAMPBELL

Dated:	2/25/05	By:
JACK MAGEE

Dated:	2/25/05	By:
DEAN KILPATRICK

Dated:	2/25/05	By:
CARL SMITH

Dated:	2/25/05	By:
CHARLES FEITNER